Exhibit 99.2

Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP financial measure. We believe that this measurement represents a useful internal measure of performance. Accordingly, where we provide a non-GAAP measure like Adjusted EBITDA, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because Adjusted EBITDA is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, Adjusted EBITDA as presented may not be directly comparable to a similarly titled measure presented by other companies. Adjusted EBITDA is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands)

										Twelve Months Ending
	Fiscal Year									March 26,

	2008 (1)	2009 (1)	2010	2011	2012	2013	2014	2015	2016	2017
Net income (loss)	$(53,883)	$2,419	$15,957	$19,549	$16,379	$22,489	$16,455	$30,004	$30,465	$30,750
Interest expense	10,334	7,756	4,244	2,892	3,171	1,640	1,159	790	1,154	1,120
Income tax expense (benefit)	(26,844)	99	5,026	2,963	7,855	10,744	11,830	14,168	15,660	15,319
Depreciation and amortization expenses	12,757	13,217	12,182	11,516	11,050	10,229	10,917	12,520	13,434	13,838
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	-	1,306	-	-	-	-
Loss on impairment and asset disposals, net	24,355	9,640	483	436	3,262	-	-	-	-	-
Restructuring expense (benefit)	5,195	56	(1,457)	-	-	-	-	-	-	-
Gain on settlements, net	-	-	-	-	(683)	(1,719)	-	-	-	-
Certain restaurant closing and rent dispute costs	-	-	-	-	-	-	-	-	278	32
Loss (income) on discontinued operations, net of tax	60,546	(615)	(160)	(171)	(187)	2,004	10,255	162	290	207

Adjusted EBITDA	$32,460	$32,572	$36,275	$37,185	$40,847	$46,693	$50,616	$57,644	$61,281	$61,266

(1) The net income (loss) for fiscal years 2008 and 2009 were last reported on Form 10-K for the fiscal years 2012 and 2013, respectively. The operating results of eighteen Mitchell's Fish Market and three Cameron's/Mitchell's Steakhouse restaurants sold in January 2015 and three Ruth's Chris Steak House restaurants closed in 2014 have been reclassified to discontinued operations. These reclassifications had no effect on previously reported net income.